Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS REPORTS DIGESTIVE

DISEASE WEEK 2006 UPDATE

Monday, May 22 – Two XIFAXAN® Posters

RALEIGH, NC, MAY 22, 2006—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced results of two investigator-initiated trials of XIFAXAN® (rifaximin) tablets 200 mg that were presented today at Digestive Disease Week® 2006.

Travelers’ Diarrhea

Herbert L. DuPont, M.D., School of Public Health, University of Texas-Houston and School of Medicine, University of Texas-Houston, Houston, TX, et al. compared the efficacy of the combination of the antibiotic rifaximin and the antimotility agent loperamide with that of each agent administered alone. A total of 319 U.S. subjects, studying in Mexico, with acute diarrhea were randomized in a double-blind study to receive one of three drug regimens: (R) rifaximin 200 mg TID; (L) loperamide four mg initially followed by two mg after each unformed stool; or (R/L) both drugs in the same dosage schedule for three days. Subjects completed a diary each day for five days. Over the five-day period, the median time from first dose of drug until passage of last unformed stool (TLUS) was shorter for both rifaximin-containing regimens: R=23 hours, R/L=19.5 hours and L=41.5 hours (p=0.01). The incidence of treatment failure was lower with the rifaximin-containing regimens: R=7.5%, R/L=6.5% and L=16.3% (p=0.032). The median/mean numbers of unformed stools passed for the duration of illness were lower with R/L 2.5/3.99 than with either treatment alone R 4/6.23 and L 4/6.72 (p=0.002/0.004). In the first 10 hours after dosing, results for TLUS favored loperamide; however, after the first 10 hours, results favored rifaximin-containing regimens. An initial loperamide response was also observed for median number of stools during the first 24 hours: R=2, L=1, R/L=1 (p=0.002). A total of 48 subjects had a TLUS of zero hours: R=10, L=15 and R/L=23 (p=0.049). The study author summarized that while the loperamide effect was transient with a high rate of continuing diarrhea, rifaximin treatment resulted in clinical cure.

Hepatic Encephalopathy

Melissa Palmer, M.D., Plainview, NY, investigated the efficacy and tolerability of rifaximin for the treatment of stage 1 hepatic encephalopathy (HE) in patients with cirrhosis due to hepatitis C virus. A total of 37 outpatients were treated with rifaximin 400 mg TID for 14 days. Patients were assessed 24 hours prior to the start of therapy and 14 days after completion of therapy for multiple parameters, including ability to perform mental tasks, asterixis and a quality of life composite score. Twenty-three patients were receiving pegylated interferon plus ribavirin for chronic HCV and 17 of these patients also were receiving a selective serotonin reuptake inhibitor for mild IFN-induced depression. Type 2 diabetes mellitus was reported in 12 patients. Rifaximin treatment lowered serum ammonia to normal levels in all patients, and overall, HE symptoms improved. Rifaximin was well tolerated, with a low incidence of adverse events, and all patients completed treatment.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (> 12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets COLAZAL® Capsules 750 mg, VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC® Cream 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 20-25, 2006, at the Los Angeles Convention Center. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, intellectual property risks, rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.